Exhibit 99.1
Press Release
HCC INCREASES ITS REVOLVING LOAN FACILITY
HOUSTON (December 19, 2006) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today that the Company had reached an agreement with a group of banks led by Wells Fargo to increase its revolving loan facility by $100 million, bringing the total facility to $300 million. The credit facility includes Wachovia Bank as syndication agent, Citibank, Royal Bank of Scotland, Amegy Bank and the Bank of New York.
Pursuant to the terms of the agreement, the Company can borrow up to $25 million in addition to what is currently borrowed for working capital purposes. However, the full unfunded amount of the facility would be available to pay any potential convertible note conversion or put. In addition the Company was granted certain waivers until January 31, 2007 relating to its failure to file quarterly financial reports.
Commenting on this change, Frank J. Bramanti, Chief Executive Officer, said, “This additional borrowing capacity coupled with our existing available cash gives us ample liquidity to respond to any potential issue arising from our convertible debt securities, including full payment if necessary.”
Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain and the United Kingdom. HCC has assets exceeding $7.5 billion, shareholders’ equity of almost $2.0 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A. M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	L. Byron Way, Vice President HCC Insurance Holdings, Inc. Telephone: (713) 690-7300
Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission. In addition, the completion of the independent review of the Company’s option granting practices and any remedial decisions instituted by the Board of Directors might have a material affect on the risks and uncertainties of the Company’s future results.
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